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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Accelerated Return Equity Securities (ARES)SM linked to the Performance of a Basket of International Equity Indices due September 4, 2012	$1,185,000	$47.00

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)
Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered and which were carried forward pursuant to a Registration Statement on Form F-3 (No. 333-132936) filed by Credit Suisse and the other Registrants thereto on March 29, 2007 against which $47 is offset for the registration fee due for this offering. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(B)2
Registration No. 333-132936-14

PRICING SUPPLEMENT NO. K8 TO
PRODUCT SUPPLEMENT NO. 2A DATED JULY 2, 2008 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$1,185,000

Credit Suisse

Buffered Accelerated Return Equity Securities (BARES)SM

due September 4, 2012

Linked to the Performance of a Basket of International Equity Indices

Issuer:	Credit Suisse, acting through its Nassau branch (S&P AA-, Moody's Aa1)†
CUSIP:	22546EDJ0
Trade Date:	August 27, 2008
Maturity Date:	September 4, 2012, subject to postponement if a market disruption event occurs on the valuation date.
Valuation Date:	August 27, 2012, subject to postponement upon the occurrence of a market disruption event.
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Underlying Basket:	The basket return will be based on the performance during the term of the securities of a basket of four equity indices (collectively, the "reference indices") having the following initial levels and weightings:
Reference Index	Bloomberg Ticker	Initial Level	Weighting
Dow Jones EURO STOXX 50® Index	SX5E <Index>	3299.15	40%
FTSE 100TM Index	UKX <Index>	5528.10	25%
Nikkei 225SM Index	NKY <Index>	12752.96	25%
S&P ASX 200 Index	AS51 <Index>	5011.20	10%
Redemption Amount:	You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the basket return, calculated as set forth below.
• If the final basket level is greater than the initial basket level, the basket return will be equal to the percentage increase in the basket level multiplied by an additional percentage of 151%.
• If the final basket level is equal to or less than the initial index level but greater than or equal to 90% of the initial basket level, then the basket return will be zero and at maturity you will receive only the principal amount of your securities.
• If the final basket level is less than 90% of the initial basket level, then the basket return will be negative and you will receive less than the principal amount, as described herein.
Upside Participation:	151%
Buffer:	10%
Listing:	The securities will not be listed on any securities exchange.

    Please refer to "Risk Factors" beginning on page PS-5 of the accompanying product supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Security	$1,000	$0	$1,000
Total	$1,185,000	$0	$1,185,000

Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about September 4, 2008, which is the fifth business day after the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the trade date will be required, by virtue of the fact that the securities initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor. Because the securities will not settle on September 3, 2008, purchasers who wish to trade the securities on the date hereof or the next business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own financial advisor.

This pricing supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation, and no action is being taken to permit an offering of the securities or the distribution of this pricing supplement in any jurisdiction where such action is prohibited by law.

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

†
A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Credit Suisse

The date of this pricing supplement is August 27, 2008.

Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007, the prospectus supplement dated March 24, 2008 and the product supplement dated July 2, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product supplement dated July 2, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908008125/a2186821z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

i

SUMMARY

        The following is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. You should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus carefully to understand fully the terms of the securities and other considerations that are important to you in making a decision about investing in the securities. You should, in particular, review the sections entitled "Risk Factors" in this pricing supplement and the accompanying product supplement, which highlight a number of risks related to the securities, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

What are the Buffered Accelerated Return Equity Securities?

        The Buffered Accelerated Return Equity Securities (BARES)SM, or the securities, are medium-term notes issued by us, the return on which is linked to the performance of a basket consisting of four reference indices: the Dow Jones Euro STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index, and the S&P ASX 200 Index. You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of one plus the basket return, calculated as set forth below. The redemption amount will never be less than zero and you will receive a positive return on your investment only if the basket level increases over the term of the securities. The securities do not guarantee a full return of the principal amount.

Are there risks involved in investing in the securities?

        An investment in the securities involves risks. You should carefully read the sections entitled "Risk Factors" in the accompanying product supplement.

        The securities are not principal-protected.    An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities. If the final basket level is less than the initial basket level, then the basket return will be negative and you will receive less than the principal amount and you could lose the entire amount of your initial investment.

Will I receive interest on the securities?

        No. You will not receive any interest payments on the securities for the entire term of the securities.

Will I receive any dividend payments on, or have rights in, the stocks comprising the reference indices?

        As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks included in the any of the reference indices would have.

Will there be an active trading market in the securities?

        The securities will not be listed on any securities exchange. Accordingly, there is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.

        If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

What are the U.S. federal income tax consequences of investing in the securities?

        Please refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

How is the redemption amount calculated?

        We will redeem the securities at maturity for a redemption amount in cash that will equal the principal amount of the securities multiplied by the sum of 1 plus the basket return. The basket return will be based on the difference between the final basket level and the initial basket level, expressed as a percentage. How the basket return will be calculated depends on whether the final basket level is greater than, less than or equal to the initial basket level:

  •
  If the final basket level is greater than the initial basket level, the basket return will equal:

151% * final basket level – initial basket level initial basket level

    Thus, if the final basket level is greater than the initial basket level, the basket return will be a positive number and the redemption amount will be greater than the principal amount of the securities.

  •
  If the final basket level is equal to or less than the initial basket level but greater than or equal to 90% of the initial basket level, then the basket return will equal zero and the redemption amount will equal the principal amount of the securities.

  •
  If the final basket level is less than 90% of the initial basket level, then the basket return will equal:

final basket level – (90% * initial basket level) initial basket level

    Thus, if the final basket level is less than 90% of the initial basket level, the basket return will be negative and you will receive less than the principal amount, but not less than 10% of the principal amount of your securities at maturity.

        For purposes of calculating the basket return:

  •
  The "basket level," on any index business day is equal to the sum of:

  (i)
  the product of (x) 0.40, the weighting of the Dow Jones Euro STOXX 50 Index in the basket, and (y) the closing level of the Dow Jones Euro STOXX 50 Index on that index business day divided by 3299.15, the initial level of the Dow Jones Euro STOXX 50 Index;

  (ii)
  the product of (x) 0.25, the weighting of the FTSE 100 Index in the basket, and (y) the closing level of the FTSE 100 Index on that index business day divided by 5528.10, the initial level of the FTSE 100 Index; and

  (iii)
  the product of (x) 0.25, the weighting of the Nikkei 225 Index in the basket, and (y) the closing level of the Nikkei 225 Index on that index business day divided by 12752.96, the initial level of the Nikkei 225 Index; and

  (iv)
  the product of (x) 0.10, the weighting of the S&P ASX 200 Index, and (y) the closing level of the S&P ASX 200 Index on that index business day divided by 5011.20, the initial level of the S&P ASX 200 Index.

  •
  The "initial basket level" is 1.0.

  •
  The "final basket level" will equal the basket level on the valuation date.

        Please refer to "Description of the Securities—Redemption at Maturity" and "—Market Disruption Events" in this pricing supplement.

What are some hypothetical redemption amounts at maturity of the securities?

        The table below sets forth a sampling of hypothetical redemption amounts at maturity for a $1,000 investment in the securities. The actual final basket level and redemption amount will be determined on the valuation date, as further described herein.

Principal Amount of Securities	Percentage Difference between Initial Basket Level and Final Basket Level	Redemption Amount at Maturity
$1,000	-50%	$600
$1,000	-40%	$700
$1,000	-30%	$800
$1,000	-20%	$900
$1,000	-10%	$1,000
$1,000	0%	$1,000
$1,000	10%	$1,151
$1,000	20%	$1,302
$1,000	30%	$1,453
$1,000	40%	$1,604
$1,000	50%	$1,755

Hypothetical examples of redemption amounts of the securities

        The following are illustrative examples of how the redemption amount would be calculated with hypothetical final basket levels that are greater than or less than the initial basket level. The actual final basket level will be determined on the valuation date, as further described herein. Each of the examples assumes the following:

  •
  the initial investment in the securities is $1,000; and

  •
  the initial basket level is 1.0.

        EXAMPLE 1: The final basket level is 1.4, an increase of 40% from the initial basket level:

Basket Return = 151% * ((1.4 - 1.0)/1.0) = 0.604.

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.604)

  Redemption Amount = $1,604

In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities.

        EXAMPLE 2: The final basket level is 1.1, an increase of 10% from the initial basket level:

Basket Return = 151% * ((1.1 - 1.0)/1.0) = 0.151.

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.151)

  Redemption Amount = $1,151

In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities.

        EXAMPLE 3: The final basket level is .5, a decrease of 50% from the initial basket level:

Basket Return = (0.50 - (0.90 * 1.0))/1.0 = 0.40

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + -0.40)

  Redemption Amount = $600.00

In this example, at maturity you will receive a redemption amount that is less than the amount of your investment in the securities because you will participate in 100% of the depreciation in the level of the basket during the term of the securities after the 10% buffer.

  EXAMPLE 4: The final basket level is 1.0, representing no increase or decrease from the initial basket level:

Basket Return = 0.0

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1000 * (1.0 + 0.0)

  Redemption Amount = $1,000.00

In this example, where there is neither an appreciation nor a depreciation in the level of the basket during the term of the securities, at maturity you will receive the amount of your investment in the securities.

        The graph of hypothetical returns at maturity set forth below is intended to demonstrate the return of the securities at maturity. The black line shows hypothetical percentage return at maturity for an investment in an instrument directly linked to the value of the basket. The actual final basket level will be determined on the valuation date, as further described herein. The gray line shows hypothetical percentage return at maturity for a similar investment in the securities.

        These examples are for illustration purposes only. The actual basket return and your redemption amount at maturity will depend on the final basket level determined by the calculation agent as provided in this pricing supplement.

SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $1,183,000. We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing debt outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities. Please refer to "Use of Proceeds and Hedging" on page PS-10 of the accompanying product supplement.

THE BASKET

THE DOW JONES EURO STOXX 50® INDEX

General

        We have derived all information regarding the Dow Jones EURO STOXX 50® Index contained in this index supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

        The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this index supplement or any pricing supplement.

        The Dow Jones EURO STOXX 50® Index is reported by Bloomberg Financial Markets under the ticker symbol "SX5T:IND."

The underlying components

        The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Industry Classification Benchmark.

        The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this index supplement or any pricing supplement.

        The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

        The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the Dow Jones EURO STOXX 50® Index

        The Dow Jones EURO STOXX 50® Index is calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index =	free float market capitalization of the Dow Jones EURO STOXX 50® Index adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index	X	1,000

        The "free float market capitalization of the Dow Jones EURO STOXX 50® Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

        The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

(1)    Split and reverse split:
Adjusted price = closing price * A/B
New number of shares = old number of shares * B/A
Divisor: no change

(2)    Rights offering:
Adjusted price = (closing price * A + subscription price * B)/(A + B)
New number of shares = old number of shares * (A + B)/A
Divisor: increases

(3)    Stock dividend:
Adjusted price = closing price * A/(A + B)
New number of shares = old number of shares * (A + B)/A
Divisor: no change

(4)    Stock dividend of another company:
Adjusted price = (closing price * A - price of other company * B)/A
Divisor: decreases

(5)    Return of capital and share consideration:
Adjusted price = (closing price - dividend announced by company * (1 – withholding tax)) * A/B
New number of shares = old number of shares * B/A
Divisor: decreases

(6)    Repurchase shares/self tender:
Adjusted price = ((price before tender * old number of shares) - (tender price * number of tendered shares))/(old number of shares - number of tendered shares)
New number of shares = old number of shares - number of tendered shares
Divisor: decreases

(7)    Spin-off:
Adjusted price = (closing price * A - price of spun-off shares *B)/A
Divisor: decreases

(8)    Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

  •
  Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

  •
  If A is not equal to one share, all the following "new number of shares" formulae need to be divided by A:

If rights are applicable after stock distribution (one action applicable to other):
Adjusted price = (closing price * A + subscription price * C * (1 + B/A)/((A + B) * (1 + C/A))
New number of shares = old number of shares * ((A + B) * (1 + C/A))/A
Divisor: increases

If stock distribution is applicable after rights (one action applicable to other):
Adjusted price = (closing price * A + subscription price * C)/((A + C) * (1 + B/A))
New number of shares = old number of shares * ((A + C) * (1 + B/A))
Divisor: increases

Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C)/(A + B + C)
New number of shares = old number of shares * (A + B + C)/A
Divisor: increases

License Agreement with STOXX Limited

        We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as "STOXX Limited"). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Dow Jones EURO STOXX 50® Index to track general stock market performance. STOXX Limited has no relationship to Credit Suisse other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to Credit Suisse or the notes. STOXX Limited has no obligation to take the needs of Credit Suisse or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

        STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED

WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN CREDIT SUISSE AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

        THE DOW JONES EURO STOXX 50® INDEX AND STOXX® ARE THE INTELLECTUAL PROPERTY (INCLUDING REGISTERED TRADEMARKS) OF STOXX LIMITED, ZURICH, SWITZERLAND AND/OR DOW JONES & COMPANY, INC., A DELAWARE CORPORATION, NEW YORK, USA (THE "LICENSORS"), AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY CREDIT SUISSE. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LICENSORS, AND THE LICENSORS MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

THE FTSE 100™ INDEX

General

        All information regarding the FTSE 100™ Index set forth in this index supplement, including, without limitation, its make-up, method of calculation, and changes in its components, has been derived from publicly available information.

The underlying components

        The FTSE 100™ Index is an index calculated, published and disseminated by FTSE International Limited ("FTSE"), a company owned equally by the London Stock Exchange (the "LSE") and the Financial Times, in association with the Institute and the Faculty of Actuaries. The FTSE 100™ Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of the FTSE 100™ Index began in February 1984.

        The 100 stocks included in the FTSE 100™ Index (the "FTSE Underlying Stocks") were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

        The FTSE 100™ Index is reported by Bloomberg Financial Markets under the ticker symbol "UKX."

Computation of the FTSE 100™ Index

        The FTSE 100™ Index is calculated by (i) multiplying the per share price of each stock included in the FTSE 100™ Index by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the "FTSE Aggregate Market Value") as of the starting date of the FTSE 100™ Index, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSE 100™ Index and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100™ Index and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE 100™ than will movements in share prices of companies with relatively smaller market capitalization.

        The FTSE 100™ Index is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100™ Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE 100™ Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

License Agreement with FTSE

        The use of and reference to the FTSE 100™ Index in connection with the notes has been consented to by the FTSE. All rights to the FTSE 100™ Index are owned by the FTSE, the publisher of the FTSE 100™ Index. Credit Suisse, the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100™ Index. In addition, none of the LSE, the Financial Times and FTSE has any relationship to Credit Suisse or the notes. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the notes, or has any obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the Ending Basket Level on the Underlying (Basket) Valuation Date.

        The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the LSE or by The Financial Times Limited ("FT") and neither FTSE, the LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100™ Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE 100™ Index is compiled and calculated by FTSE. However, neither FTSE nor the LSE nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100™ Index and neither FTSE nor the LSE nor FT shall be under any obligation to advise any person of any error therein.

        "FTSE®," "FT-SE®" and "Footsie®" are trademarks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. "All-World," "All- Share" and "All-Small" are trademarks of FTSE International Limited."

THE NIKKEI 225SM INDEX

General

        Unless otherwise stated, all information regarding the Nikkei 225SM Index provided in this pricing supplement is derived from NIKKEI or other publicly available sources. Such information reflects the policies of NIKKEI as stated in such sources, and such policies are subject to change by NIKKEI. We do not assume any responsibility for the accuracy or completeness of such information. NIKKEI is under no obligation to continue to publish the Nikkei 225SM Index and may discontinue publication of the Nikkei 225SM Index at any time.

        The Nikkei 225SM Index is a stock index calculated, published and disseminated by NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225SM Index currently is based on 225 underlying stocks (the "Underlying Stocks") trading on the Tokyo Stock Exchange (the "TSE") representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. NIKKEI rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225SM Index.

        The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

  •
  Technology – Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications

  •
  Financials – Banks, Miscellaneous Finance, Securities, Insurance

  •
  Consumer Goods – Marine Products, Food, Retail, Services

  •
  Materials – Mining, Textiles, Paper & Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House

  •
  Capital Goods/Others – Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate

  •
  Transportation and Utilities – Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas

  Calculation of the Nikkei 225SM Index

        The Nikkei 225SM Index is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of July 28, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.424 as of July 28, 2008 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225SM Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225SM Index is calculated once per minute during TSE trading hours.

        In order to maintain continuity in the Nikkei 225SM Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225SM Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225SM Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225SM Index immediately after such change) will equal the level of the Nikkei 225SM Index immediately prior to the change.

        An Underlying Stock may be deleted or added by NIKKEI. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the "Kanri-Post" (post for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NIKKEI. Upon deletion of a stock from the Underlying Stocks, NIKKEI will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

        A list of the issuers of the Underlying Stocks constituting Nikkei 225SM Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225SM Index. NIKKEI first calculated and published the Nikkei 225SM Index in 1970.

        Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Nikkei 225SM Index or any successor index. NIKKEI does not guarantee the accuracy or completeness of the Nikkei 225SM Index or any data included in the Nikkei 225SM Index. NIKKEI assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Nikkei 225SM Index. NIKKEI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225SM Index or the manner in which the Nikkei 225SM Index is applied in determining the amount payable on the securities.

License Agreement with Nikkei 225SM Index

        We and NIKKEI have entered into a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Nikkei 225SM Index in connection with the securities.

        The license agreement between NIKKEI and us provides that language substantially the same as the following language must be stated in this pricing supplement:

  The Nikkei 225 Stock Average is the intellectual property of NIKKEI (the "Sponsor"). "Nikkei", "Nikkei Stock Average" and "Nikkei 225" are the service marks of the Sponsor. The Sponsor reserves all rights including copyright, to the NIKKEI 225 Index.

  This Transaction is not in any way sponsored, endorsed, sold or promoted by the Osaka Securities Exchange, the Tokyo Stock Exchange ("TSE") or the Sponsor and none of the Osaka Securities Exchange, the TSE and the Sponsor makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Nikkei 225 Stock Average or the level at which the Nikkei 225 Stock Average stands at any particular time on any particular day or otherwise. The Nikkei 225 Stock Average is compiled and calculated solely by the Sponsor. None of the Osaka Securities Exchange, the TSE and the Sponsor shall be liable (whether in negligence or otherwise) to any person for any error in the Nikkei 225 Stock Average and none of the Osaka Securities Exchange, the TSE and the Sponsor shall be under any obligation to advise any person of any error therein.

        In addition, NIKKEI gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225SM Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225SM Index.

THE S&P/ASX 200 INDEX

        Unless otherwise stated, all information regarding the S&P/ASX 200 Index provided in this pricing supplement is derived from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. We do not assume any responsibility for the accuracy or completeness of such information. S&P is under no obligation to continue to publish the S&P/ASX 200 Index and may discontinue publication of the S&P/ASX 200 Index at any time.

        The S&P/ASX 200 Index is intended to provide an investable benchmark for the Australian equity market and represents approximately 80% of Australian market capitalization. The S&P/ASX 200 Index is a float-adjusted capitalization-weighted index, meaning that each underlying stock's weight in the index is based on its free float-adjusted market capitalization. The S&P/ASX 200 Index is comprised of the 100 largest stocks listed on the Australian Stock Exchange (the "ASX"), plus an additional 100 stocks, all of which must meet certain liquidity requirements. S&P chooses companies for inclusion in the S&P/ASX 200 Index with an aim of providing a broad market representation, while maintaining underlying investability and liquidity. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P/ASX 200 Index to achieve the objectives stated above. Relevant criteria employed by S&P (discussed in more detail below) include a stock's liquidity, free float and market capitalization.

  Calculation of the S&P/ASX 200 Index

        The calculation of the value of the S&P/ASX 200 Index is based on the relative float-adjusted aggregate market capitalization of the stocks of 200 companies in the Australian market (the "Component Stocks") as of a particular time as compared to the base value of the S&P/ASX 200 Index. The index market capitalization for each Component Stock is calculated by multiplying the company's stock price times the number of ordinary shares times the investable weight factor (as discussed below). Calculations for the S&P/ASX 200 Index are based on stock prices taken from the ASX. The official daily S&P/ASX 200 Index closing values are calculated after the market closes and are based on the last traded price for each Component Stock.

        Component Stocks of the S&P/ASX 200 Index are determined after an analysis of the stocks' liquidity, free float and market capitalization. A constituent of the S&P/ASX 200 Index must be sufficiently liquid to enable institutional investors to buy in and sell out of the company without severely distorting the share price of that stock. The S&P Australian Index Committee (the "Committee") assesses whether a company has sufficient liquidity to be eligible for the S&P/ASX 200 Index by analyzing each company's free float and daily share turnover. Free float is defined as the portion of shares not being held by the following: (i) government and government agencies, (ii) controlling and strategic shareholders/partners, (iii) any other entities or individuals which hold more than 5%, excluding some financial institutions and funds and (iv) other restricted portions such as treasury stocks. Stocks are deemed ineligible for inclusion in the S&P/ASX 200 if their free float is less than 30%. In addition, the Committee considers market capitalization, adjusting each company's market capitalization for free float. An investable weight factor is used in the adjustment process. In most cases, a stock's factor will be a direct reflection of its level of free float; however, some stocks are allocated a factor at half of its free float level as a result of low liquidity. The Committee considers average float-adjusted market capitalization over a six-month period when assessing whether a company's market capitalization is sufficient for the company to be represented in the S&P/ASX 200.

        The Committee is responsible for setting policy, determining index composition and administering the S&P/ASX 200 Index in accordance with the S&P/ASX methodology. The Committee is comprised of five members representing S&P and ASX. The Committee may add, remove or bypass any company or security during the selection process.

        In maintaining the S&P/ASX 200 Index, the Committee considers the guiding principle of minimizing changes to the index portfolio. The Committee deletes Component Stocks from the S&P/ASX 200 Index for reasons including acquisition, insufficient market capitalization, insufficient liquidity, liquidation or insolvency and company restructurings. Additions to the S&P/ASX 200 Index are triggered only by deletions, and are evaluated using the criteria described above for selection of Component Stocks. Initial public offerings may be eligible for inclusion prior to six months of data being available, but only if a deletion occurs and the Committee decides that the inclusion is justified.

        The Committee rebalances the S&P/ASX 200 Index quarterly at the end of February, May, August, and November; the free float and investable weight factors of Component Stocks are reviewed as part of the February rebalance. Quarterly rebalances analyze market capitalization and liquidity over the previous six months. The Committee announces index deletions and replacements to the S&P/ASX 200 Index to the market on the first Friday of March, June, September and December. Quarterly changes become effective at the close of trade on the third Friday of March, June, September and December. The S&P/ASX 200 Index is also rebalanced, and investable weight factors are adjusted, on an as needed basis when significant corporate events occur.

        S&P makes changes to the S&P/ASX 200 Index shares on issue under the following circumstances: (i) market-wide placements and buybacks that are 5% of the index issued capital and greater than 5 million Australian dollars ("A$"), (ii) shares issued as a result of dividend reinvestment plans and (iii) rights issues, bonus issues and other major corporate actions. The ASX may quote a different number of shares than the S&P/ASX 200 Index; however, if the aggregated difference between the ASX quoted shares and the S&P/ASX index quoted shares at quarter-end is greater than A$100 million or 5% of the index issued capital, shares will be adjusted to reflect those quoted by the ASX.

        While S&P currently employs the above methodology to calculate the S&P/ASX 200 Index, we cannot assure you that S&P will not modify or change this methodology in a manner that may affect the redemption amount at maturity to beneficial owners of the securities.

        Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P/ASX 200 Index or any successor index. S&P does not guarantee the accuracy or completeness of the S&P/ASX 200 Index or any data included in the S&P/ASX 200 Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P/ASX 200 Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P/ASX 200 Index or the manner in which the S&P/ASX 200 Index is applied in determining the amount payable on the securities.

  License agreement with S&P

        We and S&P are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including these securities.

        The license agreement between S&P and us provides that language substantially the same as the following language must be stated in this pricing supplement:

        "S&P/ASX 200", "ASX", "All Ords", "All Ordinaries", "All Ordinaries Index", "All Ordinaries Price Index", "All Ord Share Price Index" and "All Ordinaries Accumulation Index" are trademarks of ASX Operations Pty Limited. The foregoing marks have been licensed for use by Credit Suisse. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's or the Australian Stock Exchange and Standard & Poor's and the Australian Stock Exchange make no representation, warranty, or condition regarding the advisability of investing in the securities.

Historical Performance of the Reference Indices

        The following table sets forth the published high and low closing levels of each reference index during each calendar quarter from January 1, 2003 through August 27, 2008. The closing levels of the Dow Jones Euro STOXX 50 Index, the FTSE 100 Index, the Nikkei 225 Index and the S&P ASX 200 Index on August 27, 2008 were 3299.15, 5528.10, 12752.96 and 5011.20, respectively. We obtained the closing levels and other information below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. You should not take the historical levels of the reference indices as an indication of future performance of the reference indices or the securities. The level of the reference indices may decrease so that you will receive less than your principal amount at maturity. We cannot give you any assurance that the levels of any of the reference indices will decrease from and including the trade date to and including the valuation date or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

	Low	High	Close		Low	High	Close
Dow Jones Euro STOXX 50 Index
2003				2006
First Quarter	1849.64	2529.86	2036.86	First Quarter	3532.68	3874.61	3853.74
Second Quarter	2067.23	2527.44	2419.51	Second Quarter	3408.02	3890.94	3648.92
Third Quarter	2366.86	2641.55	2395.87	Third Quarter	3492.11	3899.41	3899.41
Fourth Quarter	2434.63	2760.66	2760.66	Fourth Quarter	3880.14	4140.66	4119.94
2004				2007
First Quarter	2702.05	2959.71	2787.49	First Quarter	3906.15	4272.32	4181.03
Second Quarter	2659.85	2905.88	2811.08	Second Quarter	4189.55	4556.97	4489.77
Third Quarter	2580.04	2806.62	2726.3	Third Quarter	4062.33	4557.57	4381.71
Fourth Quarter	2734.37	2955.11	2951.01	Fourth Quarter	4195.58	4489.79	4399.72
2005				2008
First Quarter	2924.01	3114.54	3055.73	First Quarter	3431.82	4339.23	3628.06
Second Quarter	2930.1	3190.8	3181.54	Second Quarter	3340.27	3882.28	3352.81
Third Quarter	3170.06	3429.42	3428.51	Third Quarter (through
Fourth Quarter	3241.14	3616.33	3578.93	August 27, 2008)	3142.73	3445.66	3229.15

	Low	High	Close		Low	High	Close
FTSE 100 Index, the Nikkei 225 Index
2003				2006
First Quarter	3287.00	4009.50	3613.30	First Quarter	5633.80	6036.30	5964.60
Second Quarter	3684.80	4207.00	4031.20	Second Quarter	5506.80	6132.70	5833.40
Third Quarter	3963.90	4314.70	4091.30	Third Quarter	5681.70	5986.60	5960.80
Fourth Quarter	4169.20	4476.90	4476.90	Fourth Quarter	5937.10	6260.00	6220.80
2004				2007
First Quarter	4309.40	4559.10	4385.70	First Quarter	6000.70	6444.40	6308.00
Second Quarter	4395.20	4575.70	4464.10	Second Quarter	6315.50	6732.40	6607.90
Third Quarter	4287.00	4608.40	4570.80	Third Quarter	5858.90	6716.70	6466.80
Fourth Quarter	4564.50	4820.10	4814.30	Fourth Quarter	6070.90	6730.70	6456.90
2005				2008
First Quarter	4783.60	5060.80	4894.40	First Quarter	5414.40	6479.40	5702.10
Second Quarter	4789.40	5114.40	5113.20	Second Quarter	5518.20	6376.50	5625.90
Third Quarter	5158.30	5494.80	5477.70	Third Quarter (through
Fourth Quarter	5142.10	5638.30	5618.80	August 27, 2008)	5150.60	5541.80	5528.10

	Low	High	Close		Low	High	Close
Nikkei 225 Index
2003				2006
First Quarter	7862.43	8790.92	7972.71	First Quarter	15341.18	17059.66	17059.66
Second Quarter	7607.88	9137.14	9083.11	Second Quarter	14218.60	17563.37	15505.18
Third Quarter	9265.56	11033.32	10219.05	Third Quarter	14437.24	16385.96	16127.58
Fourth Quarter	9614.60	11161.71	10676.64	Fourth Quarter	15725.94	17225.83	17225.83
2004				2007
First Quarter	10365.40	11770.65	11715.39	First Quarter	16642.25	18215.35	17287.65
Second Quarter	10505.05	12163.89	11858.87	Second Quarter	17028.41	18240.30	18138.36
Third Quarter	10687.81	11896.01	10823.57	Third Quarter	15273.68	18261.98	16785.69
Fourth Quarter	10659.15	11488.76	11488.76	Fourth Quarter	14837.66	17458.98	15307.78
2005				2008
First Quarter	11238.37	11966.69	11668.95	First Quarter	11787.51	14691.41	12525.54
Second Quarter	10825.39	11874.75	11584.01	Second Quarter	12656.42	14489.44	13481.38
Third Quarter	11565.99	13617.24	13574.30	Third Quarter (through
Fourth Quarter	13106.18	16344.20	16111.43	August 27, 2008)	12666.04	13603.31	12752.96

	Low	High	Close		Low	High	Close
S&P ASX 200 Index
2003				2006
First Quarter	2700.40	3077.00	2885.20	First Quarter	4776.00	5129.70	5129.70
Second Quarter	2882.20	3112.30	3025.80	Second Quarter	4838.90	5364.50	5073.90
Third Quarter	3028.40	3235.30	3169.50	Third Quarter	4900.10	5154.10	5154.10
Fourth Quarter	3159.20	3303.70	3299.80	Fourth Quarter	5142.70	5669.90	5669.90
2004				2007
First Quarter	3262.00	3438.40	3415.30	First Quarter	5502.00	6044.00	5995.00
Second Quarter	3345.50	3554.50	3532.90	Second Quarter	5915.80	6396.90	6274.90
Third Quarter	3468.30	3665.00	3665.00	Third Quarter	5671.00	6567.80	6567.80
Fourth Quarter	3659.60	4054.90	4050.60	Fourth Quarter	6176.90	6828.70	6339.80
2005				2008
First Quarter	4029.90	4266.40	4109.90	First Quarter	5086.10	6353.20	5355.70
Second Quarter	3947.10	4312.20	4277.50	Second Quarter	5215.30	5949.40	5215.30
Third Quarter	4229.20	4671.70	4641.20	Third Quarter (through
Fourth Quarter	4357.20	4772.50	4763.40	August 27, 2008)	4815.70	5144.10	5011.20

Historical Basket Levels

        The following table sets forth the historical performance of the basket during each calendar quarter from January 1, 2003 through August 27, 2008, assuming that the basket was weighted in the same manner as described in this pricing supplement. We obtained the closing levels of the reference indices from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the basket should not be taken as an indication of future performance, and no assurance can be given as to the final basket level. We cannot guarantee that the levels of the reference indices comprising the basket, and therefore the level of the basket, will decrease from and including the trade date to and including the valuation date or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

	Low	High	Close		Low	High	Close
Basket
2003				2006
First Quarter	0.5829	0.7199	0.6242	First Quarter	1.0829	1.1780	1.1738
Second Quarter	0.6314	0.7366	0.7141	Second Quarter	1.0381	1.1947	1.1114
Third Quarter	0.7088	0.7920	0.7391	Third Quarter	1.0616	1.1614	1.1614
Fourth Quarter	0.7504	0.8123	0.8123	Fourth Quarter	1.1608	1.2340	1.2317
2004				2007
First Quarter	0.8100	0.8585	0.8341	First Quarter	1.1865	1.2867	1.2507
Second Quarter	0.7943	0.8642	0.8457	Second Quarter	1.2454	1.3365	1.3240
Third Quarter	0.7876	0.8442	0.8226	Third Quarter	1.1880	1.3403	1.2838
Fourth Quarter	0.8204	0.8819	0.8816	Fourth Quarter	1.2015	1.3239	1.2520
2005				2008
First Quarter	0.8748	0.9233	0.9026	First Quarter	0.9935	1.2187	1.0502
Second Quarter	0.8677	0.9303	0.9294	Second Quarter	1.0251	1.1575	1.0293
Third Quarter	0.9293	1.0221	1.0221	Third Quarter (through
Fourth Quarter	0.9750	1.1091	1.0989	August 27, 2008)	0.9611	1.0320	1.0000

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

  •
  mutual fund,

  •
  tax-exempt organization,

  •
  insurance company,

  •
  dealer in securities or foreign currencies,

  •
  person (including traders in securities) using a mark-to-market method of accounting,

  •
  person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions in effect as of the date of this product supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the district of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership holds securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX

CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders Generally

        The treatment of the securities for U.S. federal income tax purposes is uncertain. The Issuer intends to treat the securities as a prepaid, cash-settled financial contract, with respect to the stocks that comprise the reference index or indices, that is eligible for open transaction treatment for U.S. federal income tax purposes and by purchasing the securities, you agree with us (in the absence of an administrative or judicial ruling to the contrary) to treat your securities for all tax purposes in accordance with such characterization. If your securities are so treated, you should recognize capital gain or loss upon the maturity of your securities (or upon your sale, exchange or other disposition of your securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the securities. In addition, your tax basis in your securities would generally be equal to the price you paid for them. Capital gain of a noncorporate U.S. holder is generally subject to tax at a maximum rate of 15% if the property is held for more than one year.

        The characterization of the securities as prepaid financial contracts as described above is not free from doubt and it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. The Issuer is not responsible for any adverse consequences that a purchaser may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its security (a "non-U.S. holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated that they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether, (a) the holder of an instrument such as the securities should be required to accrue income during its term (e.g., under a mark-to-market, accrual or other methodology), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding Notice 2008-2 and its possible impact on them.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill.

        The Bill, if enacted would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly federal short-term rate determined under Code Section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the Bill and any future tax legislation that may apply to their securities.

Backup Withholding and Information Reporting

        A HOLDER OF THE SECURITIES MAY BE SUBJECT TO INFORMATION REPORTING AND TO BACKUP WITHHOLDING WITH RESPECT TO CERTAIN AMOUNTS PAID TO THE HOLDER UNLESS SUCH HOLDER PROVIDES A CORRECT TAXPAYER IDENTIFICATION NUMBER (OR OTHER PROOF OF AN APPLICABLE EXEMPTION) AND OTHERWISE COMPLIES WITH APPLICABLE REQUIREMENTS OF THE BACKUP WITHHOLDING RULES.

UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell $1,185,000 principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers/dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We estimate that our out-of-pocket expenses for this offering will be approximately $2,000. Please refer to "Underwriting" on page PS-20 of the accompanying product supplement.

Credit Suisse

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Additional Terms Specific to the Securities
TABLE OF CONTENTS
NOTICE TO INVESTORS
SUMMARY
SUPPLEMENTAL USE OF PROCEEDS
THE BASKET
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING